Conference Call Script
4th Quarter 2021 Results
Tuesday, January 25, 2022
11:00 a.m. Eastern

Facilitator:
Good morning, and welcome to Peoples Bancorp Inc.’s conference call. My name is Eilee, and I will be your conference facilitator. Today’s call will cover a discussion of the results of operations for the quarterly period and fiscal year ended December 31, 2021.

Please be advised that all lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press [operator instructions] on your telephone keypad and questions will be taken in the order they are received. If you would like to withdraw your question, press [operator instructions].

This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples’ future financial performance or future events. These statements are based on management’s current expectations.

The statements in this call, which are not historical fact, are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples’ Securities and Exchange Commission filings.

Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples’ business and operations. However, it is possible actual results may differ materially from these forward-looking statements.
Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.
Peoples’ 4th quarter 2021 earnings release was issued this morning and is available at peoplesbancorp.com under “Investor Relations”.
A reconciliation of the non-Generally Accepted Accounting Principles (or “GAAP”) financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.

This call will include about 20 to 25 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the “Investor Relations” section for one year.

Participants in today’s call will be Chuck Sulerzyski, President and Chief Executive Officer, and Katie Bailey, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements. Mr. Sulerzyski, you may begin your conference.

Mr. Chuck Sulerzyski:
Thank you, Eilee.

Good morning everyone. Thank you for joining us.
We are excited to report our earnings for the fourth quarter, which included the full quarter impact of the Premier Financial Bancorp, Inc. acquisition. We had many positives, including:

•Record earnings for the quarter, at $27.9 million;

•Net interest income grew 28% compared to the linked quarter, and was up 24% for the full year compared to 2020.

•Our fee-based income improved 13% compared to the linked quarter, and 8% compared to the full year of 2020;

•Total revenue increased 24% compared to the linked quarter, 43% compared to the fourth quarter of 2020 and 19% compared to the full year of 2020;

•Our cost of funds declined to 17 basis points for the fourth quarter, which is our best ever;

•The efficiency ratio, both reported and adjusted for non-core items, declined compared to the linked quarter;

•We had considerable loan growth in our core portfolio, along with our acquired businesses;

•Demand deposits stood at 47.9% of total deposits, an all-time high, and our non-interest-bearing deposits comprised 28% of our total deposits at December 31, 2021; and,

•We met our year-end target of 90% forgiveness of SBA PPP loans originated by Peoples.

To summarize our financial performance, we reported earnings of $0.99 per diluted share, for the fourth quarter, and net income of $47.7 million, or $2.16 per diluted share, for the full year.

•Our results were positively impacted by $0.04 per diluted share for the fourth quarter, due to a gain on approximately $60 million of loans acquired from Premier that we sold at par. This loan sale represented an opportunity to improve credit and concentration metrics.

◦Of the $60 million we sold, $52 million were considered criticized loans.

◦$19 million of the sold loans fell within the hospitality category, reductions of which we see as an opportunity to reinvest in other areas.

◦This sale will reduce our revenue by around $3 million annually, but the upgrades in credit and segment concentration are more favorable to our shareholders going forward.

◦As you have seen over the past 5 years in our investor deck, our criticized and classified portfolios have been below the Midwest average for several years.

◦We believe that this sale of loans is a move in maintaining our very high credit quality standards, while also improving our capital ratios.

•Acquisition-related costs reduced diluted EPS by $0.03 for the fourth quarter and $0.76 for 2021.

•Our COVID-19 related expenses negatively impacted diluted EPS by $0.02 for the fourth quarter and $0.04 for the year.

•Additionally, we had a revision in the expenses associated with the renegotiation of our core processing and digital banking contracts, which resulted in a benefit of $0.02 per diluted share for the fourth quarter.

For the fourth quarter, we released nearly $8 million in provision for credit losses, which positively impacted diluted EPS by $0.21.
•This was driven by the $60 million in loans we sold during the quarter, for which we released around $6 million of related allowance, reducing the provision for credit losses.

•Our view of the economic forecast improved relative to the linked quarter, further reducing the provision for credit losses.

•We continue to take a conservative approach to the assumptions within our CECL model, and work to reflect what we believe are the most reasonable economic indicators.

•At year-end, our allowance for credit losses comprised 1.5% of total loans, and we believe there may be opportunities for future reductions.

Compared to the end of the third quarter, our loan balances declined $12 million.

•As I mentioned earlier, we completed the sale of about $60 million of loan balances, and we also received $49 million in PPP forgiveness payments during the fourth quarter.

•Excluding the loan sale and PPP balances, loan growth was $95 million, or nearly 9% annualized, compared to September 30, 2021.

◦We had over a half a billion dollars of commercial loan originated during 2021, which is over $100 million more than our best previous year.

◦Our commercial and industrial loans led the increase with $82 million in growth, or 45% annualized, excluding PPP loans and loans sold.

◦At the same time, our construction balances grew $35 million, or 80% annualized, and our leasing business added $11 million, or 40% annualized.

◦As we have noted in previous earnings calls, the line of credit utilization rates have remained below historic levels since the beginning of the pandemic.

▪During the fourth quarter, we grew our commitments under commercial lines of credit by $50 million, and expanded our commercial lines of credit utilization rate from 34% at the end of September to 39% at year-end.

•Compared to December 31, 2020, our loan balances grew 7%, excluding Premier, PPP, and lease balances.

◦At year-end, our PPP loans stood at $87 million, which included $23 million acquired from Premier.

▪As far as PPP forgiveness, we are over 90% forgiveness of all PPP loans originated by Peoples.

•While it’s early in the first quarter, we expect our loan growth for the first quarter of 2022 to be in the mid-to-high single digits on an annualized basis.

From a credit quality perspective, many of our metrics improved compared to the linked quarter-end.

•Our quarterly annualized net charge-off rate improved 7 basis points compared to the linked quarter, and totaled 11 basis points for the fourth quarter.

•Our nonperforming assets declined $5 million, or 9%, compared to the linked quarter, while our criticized and classified loan balances also decreased.
•The current portion of the loan portfolio stood at 98.8%, compared to 98.9% at September 30.

For the full year of 2021, our net charge-off rate was 13 basis points, an increase compared to 5 basis points for 2020.

◦This increase was driven by net charge-offs from the new leasing portfolio, along with recoveries recognized during 2020 lowering the net charge-off rate for that year.

Our nonperforming assets declined $5 million compared to the linked quarter end, while our criticized and classified loans were down 17% and 25%, respectively, over the same period.

•As I mentioned earlier, the loan sale improved these metrics during the fourth quarter.

As a preferred SBA lender, we are proud to report that we ranked in the top 5 in Ohio, top 10 in West Virginia and top 15% nationally in terms of SBA (7)a approved dollars for the fiscal year ending September 30, 2021.

We are also working to grow our business in the Premier footprint, and our teams have successfully added new business and continue to have strong referral activity.
•We have had success introducing insurance, investment, treasury management, indirect lending, and other opportunities that were not previously available to Premier clients.

•Since the acquisition, we have closed business in each of these areas, and expect growth in each of our businesses going forward.
•As we have done over the past two years, we are trying to be proactive in reducing the exposure to COVID for both our associates and clients.

•At this time, 80% of our associates are fully vaccinated.

As an employer, we were recognized by the American Banker as one of the best banks to work for in 2021, of which only 90 banks nationwide were included on the list, and only 12 of those banks were our size or larger.

We continue to make our associates a high priority and our positive culture has been a key to our various accomplishments.

•As we have done on occasion previously, we granted shares to our associates who were up to an Assistant Vice President level during the fourth quarter of 2021.

◦While this comes at a cost, we value the opportunity to make our associates shareholders of the Company, and provide them with an ownership stake, both to reward their efforts, and to align their interests with the success of our organization.

In an effort to help our local communities, our associates have collectively donated $117,000 to local foodbanks during 2021, and a total of $233,000 since the beginning of the pandemic.

•Our commitment to our communities as an organization starts with our associates, who take deep pride in helping others and taking care of their communities.

Additionally, in the wake of the tornadoes that impacted Kentucky in recent months, our foundation, along with our employees and third-party partners, donated nearly $53,000 to immediate relief efforts associated with the communities impacted by the tornadoes.

I will now turn the call over to Katie for additional details around our financial performance.

Ms. Katie Bailey:

Thank you, Chuck.

For the fourth quarter, our net interest income improved by 28%, compared to the linked quarter, reflecting the full quarter impact of the Premier acquisition.

•At the same time, we had some noise in our net interest margin, which was 13 basis points lower than the linked quarter, and was driven by high cash balances, which were at an average balance of $350 million for the quarter and negatively impacted margin by 19 basis points.

◦We anticipate our cash balances will continue to be inflated for the foreseeable future as we continue to see strong core deposit growth trends, and seasonal governmental deposit increases will also put upward pressure on cash balances.

•We also had lower lease accretion income, which declined $676,000 compared to the third quarter, driving down our lease yields, while reducing net interest margin by 4 basis points.

•For the fourth quarter, accretion income (net of amortization expense) from acquisitions added 9 basis points to net interest margin, while PPP income provided 7 basis points.

◦Compared to the linked quarter, we had an 11 basis point decline in our net interest margin due to the lower PPP income as we had fewer loans forgiven during the quarter, and therefore, less income on deferred fees and costs recognized.

•We continue to be proactive in managing our funding costs, as we have been throughout the pandemic, which declined another 6 basis points compared to the linked quarter.

Compared to the fourth quarter of 2020, our net interest income grew 59%, which was driven by the acquired lease and Premier portfolios.

•Our net interest margin grew 24 basis points compared to the prior year quarter.

◦The leasing business added 23 basis points to margin compared for the fourth quarter of 2020, while we cut our funding costs nearly in half, which was offset by lower PPP income.

◦Again, cash was a drag on the margin for the fourth quarter, and reduced margin by 18 basis points, compared to 6 basis points for the fourth quarter of 2020.

For the full year of 2021, net interest income grew 24%, as we completed the leasing and Premier acquisitions, coupled with the full year impact of the premium finance acquisition and our own core growth.

•Our net interest margin expanded 15 basis points compared to 2020.

•We actively managed our funding costs, which were down 18 basis points, but the positive impact was muted by our high cash balances, which reduced margin by 15 basis points for 2021, compared to 7 basis points for 2020.

•For the year, PPP income added 15 basis points to margin, compared to 2 basis points for 2020, while the leasing portfolio added 21 basis points during 2021.

For the quarter, our reported efficiency ratio declined significantly as we experienced much lower acquisition-related expenses compared to the linked quarter.

When adjusted for non-core items, our adjusted efficiency ratio improved to 61.6%, compared to 63.9% for the linked quarter. We expect to continue to see this metric decline as we reap the benefits of our recent acquisitions and associated cost savings.

We continue to focus on our fee-based businesses, as we benefit from diversified sources of revenue. Compared to the linked quarter, our fee-based income grew $2.2 million, or 13%.

•This was driven higher by our increased electronic banking income and deposit account service charges, both of which were bolstered by the Premier acquisition. We have also seen some growth in recent periods in our deposit account service charges, excluding the acquired accounts.

Fee-based income grew 10% compared to the fourth quarter of 2020, which was positively impacted by:

•Electronic banking income and deposit account service charges.

•We also benefited from higher income from our trust and investment, and insurance divisions, which were up 16% and 7%, respectively.

For the full year, our fee-based income grew 8%, as higher electronic banking, trust and investment, and insurance income drove much of the increase.

•These were partially offset by reductions in mortgage banking and commercial swap fee income, both of which were impacted by the interest rate environment and client demand.

Moving onto our expenses, total non-interest expense was down 17% compared to the linked quarter, mostly due to the acquisition-related expenses recognized last quarter.

•At the same time, our run-rate of expenses was higher due to the Premier acquisition.

•Acquisition and COVID-19-related expenses totaled $1.5 million for the fourth quarter.

•Professional fees also declined due to the third quarter recognition of the expense associated with our contract negotiations for our core processing and digital banking contracts.

Total non-interest expense increased 44% compared to the prior year quarter, and was up in nearly every category due to our recent acquisitions, and associated ongoing costs.

For the full year, our total non-interest expense grew 36%, and was driven by the acquisition-related expenses of $21.4 million, and COVID-19-related expenses of $1.2 million, coupled with the associated ongoing costs of our recent acquisitions.

From a balance sheet perspective, our investments grew over $100 million compared to the linked quarter.

•At December 31, our investments to total assets ratio was 24%, and grew compared to the linked quarter-end as we reinvested cash from securities that we acquired from Premier and sold late in the third quarter.

•Our total deposits grew by $31 million, most of which was due to an influx of non-interest-bearing deposits that grew $82 million.

◦The increase was partially offset by reductions in our governmental deposits, which were seasonally higher last quarter, along with lower retail CD’s.

◦Excluding acquired deposits, our core deposit growth was 11% annualized compared to the linked quarter-end, and was up 5% from December 31, 2020.

During the fourth quarter, our capital ratios continued to improve and were positively impacted by our higher net income.

•Our common equity tier 1 ratio was 12.7%, our tier 1 ratio was 13.0% and our total risk-based capital ratio was 14.1%.

•As we had anticipated, our leverage ratio declined to 8.8%, as it was inflated last quarter due to the full capital impact of the shares issued to acquire Premier, while our average assets only reflected a half month of the acquired assets.

Our tangible equity to tangible assets ratio improved to 8.1% at December 31, 2021, and continues to be impacted by the remaining PPP loans, which negatively impacted this ratio by 11 basis points at year-end.

Our book value per share improved $0.44, or 6% annualized, compared to the linked quarter-end, while our tangible book value per share grew $0.41, or 9% annualized, over the same period.

I will now turn the call back to Chuck for his final comments.

Mr. Chuck Sulerzyski:

Thank you, Katie.

I am more optimistic about our business now that I have been at any time during my nearly 11 years with Peoples.

•Based on feedback, both internally and externally, we are doing well servicing our clients, taking care of our communities, and providing a top-notch workplace for our associates.

•Our success not only comes from our financial performance, but from the impact we make throughout our organization in helping our associates and making a meaningful contribution to our communities.

We completed the biggest acquisition in our Company’s history during 2021, and also brought in a high-yielding, experienced leasing business.

•We are benefitting from our acquisitions, and already seeing success as we expand new services to our new clients.

•We have experienced teams in place who work well together to focus on doing what’s best for our clients throughout our footprint.

•Our market teams are happy to share clients between lines of business, creating an active pipeline of referrals to grow not only our banking income, but also our fee-based income.

I would also like to note, as we customarily do, that our first quarter expenses are generally higher due to a few expenses that are typically expect to recognize during the first quarter, which include:

•Employer contributions to health savings accounts;

•Stock-based compensation expense for certain employees;

•Higher payroll taxes; and,

•Annual merit increases.

We also recognize insurance contingent income annually during the first quarter of each year, which will benefit our fee-based income.

As far as our performance for 2022, we gave some early guidance last quarter, which excluded non-core items, and I would like to refresh:

•We expect loan growth to be between 6-8%, excluding PPP loans;

•We anticipate a stabilization in credit costs, as the economy becomes less impacted by the pandemic;

◦We also believe our annual gross charge-off rate in future periods will return to a more historic level, and including leases, will be between 25 to 40 basis points as a percent of balances;

•We expect net interest margin for the full year of 2022 of between 3.50% and 3.60%, which does not include any anticipated rate hikes. We expect margin to increase throughout the year with Q1 coming in below this range;

•Fee-based income growth is expected to be up between 14% and 16% compared to 2021;

•We anticipate that our quarterly total non-interest expense will be between $46 and $48 million, with the exception of the first quarter, which is typically higher; and,

•We expect that our efficiency ratio will be in the high 50’s.

As far as our performance for 2022, we plan to reap the benefits of our collaboration between lines of business, and look for the opportunity for interest rates to rise which will positively impact our net interest income and margin.

As always, we continue to actively seek opportunities for acquisitions of fee-based and specialty finance businesses, while we continue to absorb our most recent bank acquisition.

This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session is Katie Bailey, our Chief Financial Officer. I will now turn the call back into the hands of our call facilitator.

Thank you.

Question and Answer Session
[Facilitator instructions and questions]

Facilitator: We will now begin the question-and-answer session. (Operator Instructions). Our first question today comes from Scott Siefers with Piper Sandler.

Mr. Scott Siefers: I was hoping we could start on the margin, either Chuck or Katie, for you, just maybe some of the nuances regarding how the margin advances from the fourth quarter's 3.36% up to that 3.50% to 3.60% range as the year progresses. What are you thinking on excess liquidity deployment, deposit betas, etc.?

Ms. Katie Bailey: Sure, so I'll start with North Star Leasing. We commented in here, it had lower accretion income, which I think hit margin about 4 basis points from the third quarter to the fourth quarter. And that was some correction or some cleanup as we finalized the accounting as it relates to North Star. So I think we'll get some of that back. You can see the yields on a year-to-date basis is closer to the 18% in that portfolio versus the fourth quarter, we printed a little under 16%. I think next year, you can expect something closer to the yearly yield of 17% to 18% on that portfolio.

And then on the cash deployment, again we quoted 18-basis point impact in the fourth quarter for the excess liquidity cash. We had anticipated that cash would kind of go down quarter-to-quarter for the reasons we noted last quarter where our seasonal governmental deposits declined, and those did. But we saw a significant growth in noninterest-bearing deposits. So assuming some of that cash does get deployed in the loan growth and potentially a little in the investment portfolio, but hopefully in the loan growth, that will help.

And then as we talked last quarter, asset mix shift, so we'll fund some of the loan growth both in leasing and the other businesses with the investment portfolio. As we do strive to get that percentage down, right now we're sitting at 24% of our assets are in investments. We'd like to get that closer to the range we've quoted before of 18% to 20%. So those are the big items.

Mr. Scott Siefers: Okay, perfect. Thank you. Yes, that's great. Thank you, Katie. Additionally, maybe a couple of other margin-related sort of cleanup questions. You have sort of good rule of thumb regarding how you would think of the margin or NII benefit for each 25 basis point hike from the fed.
And then the final one is I think last quarter, we were thinking maybe 10 to 15 basis points in purchase accounting accretion this year. Is that still round-abouts of where you're thinking?

Ms. Katie Bailey: Sure, so I'll start with the 25-basis point hike. We quantify that on a pretax basis that impact would be about a $1.5 million on an annual basis. So again, the forecast is March will be the first time we see it, so we wouldn't get the full year benefit in 2022, but we'd get a large portion of that $1.5 million I just quoted.
And then -- sorry. Okay.

Mr. Scott Siefers: Nope, that was it.

Ms. Katie Bailey: And then as far as the purchase accounting accretion added 9 basis points in the fourth quarter, again, that was reduced a little bit by the North Star leasing adjustment that I noted. So I think the 10-basis point range is a fair estimate for that line as well.

Mr. Scott Siefers: Perfect. All right. Thank you, guys, very much.

Facilitator: Our next question comes from Tim Switzer with KBW.

Mr. Tim Switzer: If I could add one more on kind of the NII and NIM impacts that we were talking about, what is the kind of breakdown between floating rate and fixed rate among your earning asset portfolio across securities in the loan book?

Ms. Katie Bailey: On the loan portfolio, it's about 50-50, and on the investment portfolio, it's largely fixed.

Mr. Tim Switzer: Okay, great. Thank you. And then if we could move on to the Premier acquisition, you guys talked about how you've had some pretty good revenue opportunities, it sounds like, across the different business lines, offering some new products. Can you talk about that a little bit?

And I don't know if you're able to quantify anything yet now that it closed, but if you can just kind of talk about how it could maybe provide some upside to 2022?

Mr. Charles Sulerzyski: Well, a couple of different thoughts, just kind of go through the lines of business. On the retail operation, they did not provide home equity loans. I think we've already done over $0.5 million of home equity loans and I think that number will grow as the employees become more comfortable with it. They didn't have insurance options and they did not have investment options, in particular, 401k plans and we have closed some of those already, and I think that will accelerate. Those are long lead times in terms of getting sales completed, so as the time goes on, we'll see more and more of that.

And on commercial, we are the largest McDonald's lender in the State of Ohio, and they really didn't have any of that opportunity in their footprint. Dealer floor plan, which is a good business for us, is something that they did not have the capability of and we've already gotten a couple of those to the finish line. That plus the -- simply just the larger capacity where our health limit is $30 million and theirs was quite a bit less.

And then finally, just the treasury management capabilities, our capabilities are much more robust, and just kind of packaged into how we do the things that we do. So all of that is just upside gravy for us.

Mr. Tim Switzer: That's awesome. Thanks for the details. That's all for me.

Facilitator: Our next question comes from Bryce Rowe with Hovde Group.

Mr. Bryce Rowe: Maybe just wanted to follow up on the questions around NIM and asset sensitivity, one more for you, Katie, in terms of the disclosures there in the 10-Q. You noted what the impact would be from an increase by the fed. What kind of deposit beta assumption do you have baked into that analysis?

Ms. Katie Bailey: Of course, it varies by products, but I would say, on average, it's about a 25%.

Mr. Bryce Rowe: Okay. That's great, that's helpful. And then just around kind of deposit mix and obviously, you all see seasonal flows from time to time with -- from the government deposits. Just curious how your product offering kind of stacks up, your pricing kind of stacks up, to retain deposits across the deposit portfolio? And do you kind of expect the same level of seasonal inflows that you generally see from the government side?

Ms. Katie Bailey: I think on the governmental side, we do expect the same seasonality. It ramps up, and it will be at a high point in March and then again in September. And kind of the low point is usually December 31.

Mr. Bryce Rowe: Okay, great. And then maybe one more on the guidance. I appreciate all the updates or the refresh that you've given here. The 14% to 16% increase in the noninterest income or the fees, can you talk a little bit about maybe what's driving that? What line items within that fee income are driving that? That seems like a nice -- certainly a nice number ahead and would help drive earnings as we look forward.

Ms. Katie Bailey: Sure. So we saw some significant growth -- well, sizable growth in the fourth quarter. And again, we'll have the Premier acquisition in there for the full year next year. So that will provide an almost 3 full quarters increment to what we had in 2021. So that's some growth both in the electronic banking line item you can think, and then the deposit account service charge line as well.

A couple of other things I'll note is, as it relates to the commercial loan swap fee income that we recorded this year, was pretty light for us given the environment. And so we expect some recovery in that line item and you can look at the past trends, where we've been. It's been higher than what we saw this year.

The other line or the other item I would note is just the leasing business that we acquired back in April. There is some opportunity there to get some fee income from that and we expect to see some growth there. Again, we'll have them for another quarter and their production continues to increase year-over-year.

Mr. Charles Sulerzyski: The other thing that I would add to that is in 2021, our investment business had fee growth over 20%. So our 14% to 16% may sound ambitious and it is. It's very much in the realm of possibility.

Mr. Bryce Rowe: Okay. All right. I'll hop back in the queue. Thanks a lot.

Facilitator: (Operator Instructions). Our next question comes from Steve Moss with B. Riley Securities.

Mr. Steve Moss: Maybe just -- I apologize if I missed it here, Chuck -- but just on the loan growth guide of 6% to 8% for the year, it sounds like to me like a good chunk of it's going to be driven on the commercial side. Just kind of if you could just go through the drivers underneath it there?

Mr. Charles Sulerzyski: I think you're right, it will be heavily on the commercial, including the leasing and the premium finance business during the course of the year. I think that the consumer side, I'm hopeful, cooks up in the second half of the year, but I'm not counting on it at this point in time.

Mr. Steve Moss: Okay. That's helpful. And then just in terms of maybe just looking at the bigger picture here, now that you've closed a couple of deals this year, just kind of curious as to what your thoughts are around doing a transaction this year and how -- what level of chatter you're hearing out there?

Mr. Charles Sulerzyski: Well, when you say a transaction, are you -- explicitly a bank transaction or any transaction?

Mr. Steve Moss: Your line of business, both.

Mr. Charles Sulerzyski: Yes, I'm not dying to do a bank transaction. I'd love to see us do some insurance transactions, investment transactions, specialty finance transactions that would be more exciting for me. We'd still like to digest the bank that we acquired. That being said, I wouldn't be surprised if some deal got announced this year, but I do not see us closing a deal, a bank deal, this year. And I would say the level of chatter is modest, it's relative to different points in time, but it is ongoing with certain institutions and I remain optimistic.

Mr. Steve Moss: Okay. All right. Thank you very much. Appreciate all the color.

Facilitator: Our next question is a follow-up from Scott Siefers with Piper Sandler.

Mr. Scott Siefers: Just wanted to ask on loan growth, just to make sure I'm sort of squaring the circle correctly. On the 6% to 8%, is that off the fourth quarter end-of-period base, and does that also sort of absorb the $60 million in loan sales? In other words, would reported -- or excuse me -- would underlying growth be stronger than the 6% to 8%, or is the 6% to 8% sort of exclusive of the loan sale?

Mr. Charles Sulerzyski: Yes, the loan -- we're going from the end-of-the-year balances, and the loan sale is already out of the balances from that standpoint.

Mr. Scott Siefers: Okay. All right, perfect. So that's just a clean, totally sort of free and clear type number. That’s good.

Mr. Charles Sulerzyski: Yes.

Mr. Scott Siefers: And then, Chuck, I was hoping -- I imagine it's sort of putting 2-and-2 together, I'm guessing there's some relationship. But there was another of your competitors that hired a team away from the legacy Premier. Maybe just a thought or two on sort of where you are in terms of sort of the lenders that legacy Premier sticking around, sort of where you are in terms of how you feel about the overall credit quality of that portfolio, etc.?

Mr. Charles Sulerzyski: Yes, obviously, when you do a deal, you hope that people stick, but that doesn't necessarily always happen. If we look at the portfolio and the things that we like about it and the things that we don't like about it, they had a greater concentration of hotels than we would like, a lot of specialty real estate or single-purpose real estate that we're not particularly thrilled over. And they probably put money out the door more on appraisal values than cash flows than we may be inclined to. So that's not stuff that we're comfortable doing.

And it's probably better for us and better for them that the associates who are comfortable originating that business -- and grateful that they took our portfolio at par. Anytime you can unload $60 million of assets, $52 million of which is criticized and classified and to do so at par, that's a pretty good day. So we feel very good about the loan sale; we feel very good about the colleagues who are with us and what they can do. We feel very good about the associates that we're adding and we feel very good about the market opportunity in front of us.

And as far as the credit quality outlook, as indicated earlier in comments, we got 1.5% reserve against the portfolio and I think that, that is high. And I think you'll see that decrease over time. So we're very excited about the improvements in all of the credit metrics that we went through and we feel really good about it.
Mr. Scott Siefers: Perfect, okay, good. Thank you, guys, very much.

Facilitator: Our next question comes from Daniel Cardenas with Boenning and Scattergood.

Mr. Daniel Cardenas: So just kind of a quick follow-up on the loan sales. Is that kind of a one and done, or should we expect additional sales going forward?

Mr. Charles Sulerzyski: That's the first loan sale that we've done in the 11 years that I have been here. If somebody wants to buy $60 million, $52 million of which is criticized and classified and at par, I'd do it again. Do I think that's likely? I don't. So I think we're probably done, but I'll never say never.

Mr. Daniel Cardenas: Excellent, excellent. All right. And then in terms of your loan growth outlook, I guess more specifically, looking to see if there's any categories of loans that perhaps you're going to try to avoid over the near term as you grow that portfolio?

Mr. Charles Sulerzyski: Well, I think we'll stick to our disciplines of what we've been doing. We're very heavily focused on C&I. Our CRE stuff is generally multifamily in good markets. We like some of the ancillary stuff that we've added like the McDonald's franchise business, that stuff that we like, the dealer floor plan, we're comfortable.

I think that one of the things that distinguishes our portfolio is the diversification of asset classes. And obviously, we've bolted on the premium finance and the leasing. So I think we're going to stay in the lanes that we're in and just try to get bigger and better.

Mr. Daniel Cardenas: Okay, good. And then as I look at your capital levels, nice increase on a sequential quarter basis. What are your thoughts about capital deployment as we look forward?

Mr. Charles Sulerzyski: Well, we obviously like the dividend and we'll continue to support the dividend over time. In terms of buybacks, we kind of look at the buyback as an acquisition and really focus on what the earn-back is. And at the current price, we're not comfortable buying back shares currently. And we remain focused on looking at acquisitions. And we're happy to see all of the capital levels improving and the tangible book value per share increasing.

Mr. Daniel Cardenas: Okay. And just a reminder, what's left in your current buyback program?

Ms. Katie Bailey: I think it's about $20 [misstated number should be $30] million. I don't think -- we went out with a new plan last -- in January of last year, and we have not used anything under it.

Mr. Daniel Cardenas: Okay, great. My other questions have been asked and answered. Thanks, guys.

Facilitator: At this time, there are no further questions. Sir, do you have any closing remarks?

Mr. Chuck Sulerzyski:
Yes, I want to thank everyone for joining our call this morning. Please remember to root for the Bengals this weekend. Please remember that our earnings release and a webcast of this call will be archived at peoplesbancorp.com, under the Investor Relations section.

Thank you for your time, I wish everyone good health and have a great day.

Facilitator: Ladies and gentlemen, with that we will conclude today's conference call. We do thank you for attending. You may now disconnect your lines.

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